Exhibit 99.1

PharmaCyte Biotech Reaches Cooperation Agreement with Iroquois Capital;

Company Appoints Five New Independent Directors to Reconstituted Board

LAS VEGAS, NV, August 15, 2022 -- (BUSINESS WIRE) -- PharmaCyte Biotech, Inc. (NASDAQ: PMCB), a biotechnology company focused on developing cellular therapies for cancer, diabetes, and malignant ascites using its signature live-cell encapsulation technology, Cell-in-a-Box®, announced today that PharmaCyte and Iroquois Master Fund Ltd. and its affiliates, the beneficial owners of approximately 6.7% of PharmaCyte’s outstanding shares of common stock, have signed a Cooperation Agreement that includes naming two of Iroquois’ director designees to PharmaCyte’s reconstituted Board of Directors.

Pursuant to the Agreement, Iroquois’ director designees, Jonathan L. Schechter and Joshua N. Silverman, will join PharmaCyte’s reconstituted Board as independent directors. Jack E. Stover, Daniel S. Farb, and Daniel C. Allen will also join PharmaCyte’s reconstituted Board as independent directors. Existing PharmaCyte directors Kenneth L. Waggoner and Dr. Michael M. Abecassis will complete the 7-member Board.

PharmaCyte’s Chief Executive Officer, Kenneth L. Waggoner, commented, “We are pleased to have reached this constructive agreement with Iroquois which we believe is in the best interest of all shareholders. Our reconstituted Board combines extensive science, operating and capital markets experience that will make PharmaCyte a much stronger company. I would like to thank all of our previous Board members for their numerous and invaluable contributions, including Dr. Matthias Löhr, Dr. Gerald W. Crabtree, Thomas Liquard, Dr. Raymond C.F. Tong and Carlos Trujillo. Each resigned from the Board as part of the Cooperation Agreement after determining that the Cooperation Agreement, including the composition of the new Board, was in the best interest of the Company moving forward.

“We are nearing the end of our process to fulfill the FDA’s requests to enable the clinical hold to be lifted. To date, approximately 90% of the FDA’s requests have been completed or are in process with one major pig study remaining to be completed. We look forward to integrating our new directors’ ideas to drive our continued development and growth as a Nasdaq biotechnology company focused on developing treatments for hard-to-treat diseases like cancer, diabetes, and malignant ascites.”

In addition, Iroquois has agreed to certain customary standstill provisions and will support the Board’s full slate of directors at the 2022 Annual Meeting. The complete agreement between the Company and Iroquois will be included as an exhibit to the Company's Current Report on Form 8-K, which will be filed with the U.S. Securities and Exchange Commission.

Richard Abbe, President of Iroquois, concluded, “We appreciate the engagement we have had with PharmaCyte and its shareholders over the last several months. With the appointment of five new highly qualified directors, the majority of whom are direct shareholder representatives, we are confident that the reconstituted Board is well-poised to unlock value for all shareholders.”

Biographies for New Board Members:

Daniel C. Allen is an experienced CEO and public company director with significant investment, financial, and operational experience. Currently, Mr. Allen is the Managing Partner of Corona Park Investment Partners, LLC, a firm he founded, and the Executive Chairman on the Board of Directors of Zagg, a global leader in mobile accessories and technologies. He also served as a Director of SharpSpring, Inc. and as the CEO and Director of Evercel, Inc. Prior to forming Corona Park Investment Partners, LLC, Mr. Allen worked for nearly a decade at Bain Capital where he led more than a dozen investments in venture and late-stage technology companies. He also served as a strategy consultant at McKinsey and Company. He received an undergraduate degree in Economics from Harvard College and an M.B.A. from Harvard Business School.

Daniel S. Farb is an experienced investor and public company director. He is currently the Managing Member of Mill Pond Capital. Previously,  Mr. Farb served as a Director of Meg Energy Corp. and as a Managing Director at Highfields Capital Management. Mr. Farb has also worked at Goldman, Sachs & Co. in the Mergers & Acquisitions and Principal Investment Groups. Mr. Farb is a graduate of the Harvard Business School, and holds a Bachelor of Commerce Degree from McGill University.

Jonathan L. Schechter is an experienced public company director with expertise in capital allocation and mergers and acquisitions having worked with public companies for over two decades, including ten years of legal experience and fourteen years of investment banking experience. He is currently a partner of The Special Equities Group, a division of Dawson James Securities, Inc., a full-service investment bank specializing in healthcare, biotechnology, technology, and clean-tech sectors. Mr. Schechter is one of the founding partners of The Special Equities Opportunity Fund, a long-only fund that makes direct investments in micro-cap companies. He currently serves on the board of directors of Synaptogenix, Inc., a clinical-stage biopharmaceutical company. Mr. Schechter earned his A.B. in Public Policy/Political Science from Duke University and his J.D. from Fordham University School of Law.

Joshua N. Silverman is currently the Co-Founder and Managing Member of Parkfield Funding LLC and is a former Principal and Managing Partner of Iroquois Capital Management, LLC. Mr. Silverman served as Co-Chief Investment Officer of Iroquois from 2003 until July 2016. From 2000 to 2003, Mr. Silverman served as Co-Chief Investment Officer of Vertical Ventures, LLC, a merchant bank. Prior to forming Iroquois, Mr. Silverman was a Director of Joele Frank, a boutique consulting firm specializing in mergers and acquisitions. Previously, Mr. Silverman served as Assistant Press Secretary to The President of The United States. Mr. Silverman currently serves on the boards of directors of Ayro Inc., MYMD Pharmaceuticals, Inc., Petros Pharmaceuticals, Inc. and Synaptogenix, Inc. Mr. Silverman received his B.A. from Lehigh University.

Jack E. Stover is an experienced CEO, public company director, and investor with extensive knowledge of corporate governance, capital markets strategies and strategic transactions. He is currently CEO of NorthView Acquisition Corp. and has served as CEO and director of multiple life science companies, including Onconova Therapeutics, Interpace Biosciences, and Antares Pharma, Inc. Mr. Stover was formerly a partner with PricewaterhouseCoopers (then Coopers and Lybrand), working in the bioscience industry division in New Jersey. Mr. Stover received his B.A. in Accounting from Lehigh University.

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About PharmaCyte Biotech

PharmaCyte Biotech, Inc. is a biotechnology company developing cellular therapies for cancer, diabetes, and malignant ascites based upon a proprietary cellulose-based live-cell encapsulation technology known as “Cell-in-a-Box®.” This technology is being used as a platform upon which therapies for several types of cancer, diabetes and malignant ascites are being developed.

PharmaCyte’s therapy for cancer involves encapsulating genetically engineered human cells that convert an inactive chemotherapy drug into its active or “cancer-killing” form. For pancreatic cancer, these encapsulated cells are implanted in the blood supply to the patient’s tumor as close as possible to the site of the tumor. Once implanted, a chemotherapy drug that is normally activated in the liver (ifosfamide) is given intravenously at one-third the normal dose. The ifosfamide is carried by the circulatory system to where the encapsulated cells have been implanted. When the ifosfamide flows through pores in the capsules, the live cells inside act as a “bio-artificial liver” and activate the chemotherapy drug at the site of the cancer. This “targeted chemotherapy” has proven effective and safe to use in past clinical trials and we believe results in little to no treatment related side effects.

PharmaCyte’s candidate therapy for Type 1 diabetes and insulin-dependent Type 2 diabetes involves encapsulating a human cell line that has been genetically engineered to produce and release insulin in response to the levels of blood sugar in the human body. The encapsulation of the cell line will be done using the Cell-in-a-Box® technology. Once the encapsulated cells are implanted in a diabetic patient, we anticipate that they will function as a “bio-artificial pancreas” for purposes of insulin production.

PharmaCyte’s therapy for malignant ascites involves using the same encapsulated cells PharmaCyte employs for pancreatic cancer but placing the encapsulated cells in the peritoneal cavity of a patient and administering ifosfamide intravenously.

Safe Harbor

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of PharmaCyte’s management and Board of Directors. Any statements contained in this press release which do not describe historical facts are forward-looking statements subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Factors that could affect our actual results include our ability to satisfactorily address the issues raised by the FDA in order to have the clinical hold on our IND removed, as well as such other factors that are included in the periodic reports on Form 10-K and Form 10-Q that we file with the U.S. Securities and Exchange Commission. These forward-looking statements are made only as of the date hereof, and we undertake no obligation to update or revise the forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

More information about PharmaCyte Biotech can be found at https://www.PharmaCyte.com.

Information may also be obtained by contacting PharmaCyte's Investor Relations Department.

Investor Relations:

PharmaCyte Biotech, Inc.

Telephone: 917.595.2856

Email: InvestorRelations@PharmaCyte.com

Attn: Dr. Gerald W. Crabtree

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